UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934
ISOTIS, INC.
(Exact name of registrant as specified in its charter)

Delaware	20-5825634
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

2 Goodyear
Irvine, California	92618
(Address of principal executive offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on Which
to be so Registered	Each Class is to be Registered

Common Stock, par value $0.0001 per share	The NASDAQ Stock Market LLC
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☑
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐
Securities Act registration statement file number to which this form relates: N/A
Securities to be registered pursuant to Section 12(g) of the Act: None

Item 1. Description of Registrant’s Securities to be Registered
Item 2. Exhibits
SIGNATURE
INDEX TO EXHIBIT

Item 1. Description of Registrant’s Securities to be Registered.
     On December 14, 2006, IsoTis, Inc. (the then wholly-owned subsidiary of IsoTis SA (Commission File No. 000-50449)) commenced an exchange offer (the “Exchange Offer”) pursuant to which it offered to exchange one share of its common stock for every ten common shares of IsoTis SA. The first acceptance period of the Exchange Offer ended on January 19, 2007. During the initial acceptance period, an aggregate of 53,178,669 common shares of IsoTis SA were tendered, representing approximately 75% of the total IsoTis SA shares outstanding. Additionally, the common stock of IsoTis Inc. to be issued in the Exchange Offer has been approved for listing on the NASDAQ Global Market subject to notification of issuance, which will occur simultaneously with the issuance of the IsoTis Inc. shares in the Exchange Offer. As a result, on January 25, 2006, the board of directors of IsoTis Inc. declared the Exchange Offer unconditional and that settlement for the tendered shares would occur no later than January 26, 2007. On the settlement date, IsoTis Inc. will issue its common stock in exchange for tendered shares of IsoTis SA. Pursuant to the terms of the Exchange Offer, IsoTis Inc. has also granted shareholders of IsoTis SA an additional period to tender any shares that have not yet been tendered. This additional acceptance period begins on January 25, 2007 and continues to February 7, 2007 at 16:00 CET. Shareholders can tender their remaining IsoTis SA shares in the same manner and subject to the same conditions as described in the Exchange Offer.
     The shares of IsoTis SA being tendered in the Exchange Offer were originally registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on a Form 8-A filed with the Commission on October 30, 2003. Pursuant to Rule 12g-3 of the Exchange Act, upon the filing of a Form 8-K by IsoTis Inc. and the issuance of the common stock of IsoTis Inc. in the Exchange Offer, the common stock of IsoTis Inc. will be deemed, by operation of law, to be registered under the Exchange Act, and IsoTis Inc. will become a successor in interest to IsoTis SA for purposes of its registration under the Exchange Act. IsoTis Inc. is filing this Form 8-A to indicate that its securities will be listed on the NASDAQ Global Market.
     A description of the common stock registered hereunder is contained in the section entitled “Description of Capital Stock” in Item 8 of the Current Report on Form 8-K filed by IsoTis Inc. on January 25, 2007, which description is incorporated herein by reference.

Item 2. Exhibits.

Exhibit No.	Description
3.1*	Certificate of Incorporation of IsoTis, Inc.
3.2*	Bylaws of IsoTis, Inc.

* Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the Commission on January 25, 2007.

SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

ISOTIS, INC.
January 25, 2007	By:	/s/ Robert J. Morocco
		Name:	Robert J. Morocco
		Title:	Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description
3.1*	Certificate of Incorporation of IsoTis, Inc.
3.2*	Bylaws of IsoTis, Inc.

* Incorporated by reference to the Registrant's Current Report on Form 8-K filed with the Commission on January 25, 2007.